Exhibit 10.1

May 23, 2013

Span-America Medical Systems, Inc.

70 Commerce Center

Greenville, SC 29615

Attention: Jim Ferguson, President & CEO

RE:

Assignment & Assumption of Distribution Agreement dated March 1, 1999 as amended by Addendum dated January 1, 2002 (collectively, the “Distribution Agreement”) by and between Span-America Medical Systems, Inc. (“Span-America”) and Louisville Bedding Company (“LBC”)

Dear Mr. Ferguson:

LBC and Hollander Home Fashions, LLC (“HHF”) have entered into an Asset Purchase Agreement dated April 23, 2013 (the “Asset Purchase Agreement”) pursuant to which LBC has agreed to sell its utility bedding retail business to HHF. Assignment of the Distribution Agreement to HHF is a condition of closing (the “Closing”) of the transactions contemplated in the Asset Purchase Agreement, which Closing is scheduled to occur at the end of May 2013. As we have discussed, Span-America, LBC and HHF all desire that such assignment occur simultaneously with the Closing.

By their execution and delivery of this letter agreement (this “Agreement”), Span-America, LBC and HHF hereby agree that if and when the Closing occurs, automatically and without any further action on the part of any of the parties to this Agreement, (a) all of LBC’s rights under the Distribution Agreement shall be assigned to HHF other than the right to collect any amounts due and owing as of the time of Closing but not yet received by LBC as of the time of Closing for charge-backs made by Walmart prior to the Closing, which amounts shall be paid to LBC, (b) HHF will assume all of LBC’s obligations under the Distribution Agreement arising on and after the Closing plus all accounts payable by LBC to Span-America outstanding as of the Closing, and (c) all references to LBC in the Distribution Agreement shall from and after the Closing be references to HHF.

LBC and HHF will provide Span-America with written notice of the time, date and completion of the Closing promptly but in any case no later than one business day after Closing. Notwithstanding any other provision of this Agreement to the contrary, if the Closing has not occurred by June 30, 2013, this Agreement shall be null and void ab initio. This Agreement will be effective only if executed and delivered by all three of the parties hereto. This Agreement may be executed in multiple counterparts, and a copy of this Agreement bearing the facsimile, photostatic, PDF or other copy of the signature of a party shall be as valid for all purposes as a copy of this Agreement bearing that party’s original signature.

Very truly yours,

Louisville Bedding Company

By:	/s/ Stephen Elias
Stephen Elias, President

[Signatures continue on next page]

Agreed & Accepted:		Agreed & Accepted:

Hollander Home Fashions, LLC		Span-America Medical Systems, Inc.

By:	/s/ Chris Baker	By:	/s/ Jim Ferguson
Title:	CEO		Jim Ferguson, President